  As filed with the Securities and Exchange Commission on March 31, 2000
                                                      Registration No. 333-95051
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ------------

                              AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 ------------
                       AMERICA ONLINE LATIN AMERICA, INC.
             (Exact name of registrant as specified in its charter)
        Delaware                     7370                    65-0963212
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)
                             6600 N. Andrews Avenue
                                   Suite 500
                           Fort Lauderdale, FL 33309
                                 (954) 229-2100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                 ------------
                              Charles M. Herington
                            Chief Executive Officer
                       America Online Latin America, Inc.
                             6600 N. Andrews Avenue
                                   Suite 500
                           Fort Lauderdale, FL 33309
                                 (954) 229-2100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ------------
                                With copies to:
      Michael L. Fantozzi, Esq.                  Marc S. Rosenberg, Esq.
       Peter S. Lawrence, Esq.                   Cravath, Swaine & Moore
     Mintz, Levin, Cohn, Ferris,                     Worldwide Plaza
       Glovsky and Popeo, P.C.                      825 Eighth Avenue
        One Financial Center                       New York, NY 10019
          Boston, MA 02111                           (212) 474-1000
           (617) 542-6000
                                 ------------
   Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are being offered or on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 ------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

     SEC Registration Fee........................................... $  182,160
     Nasdaq National Market Listing Fee.............................     95,000
     NASD Filing Fee................................................     30,500
     Printing and Engraving Fees....................................    300,000
     Legal Fees and Expenses........................................  1,450,000
     Accounting Fees and Expenses...................................    700,000
     Blue Sky Fees and Expenses.....................................      5,000
     Transfer Agent and Registrar Fees..............................      2,000
     Director and Officer Insurance.................................    200,000
     Miscellaneous..................................................     50,340
                                                                     ----------
       Total........................................................ $3,015,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Our restated certificate of incorporation provides that we shall indemnify to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of AOL-LA or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection with such service. Our restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our restated by-laws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

   Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought because such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

   Our restated certificate of incorporation contains a provision, permitted by the Delaware General Corporation Law, that generally eliminates the liability of a director to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising:

  . from any breach of the director's duty of loyalty to us or our stockholders;

  . from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; and

  . from any transaction from which the director derived an improper personal benefit.

   We intend to enter into insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

   Additionally, reference is made to the Underwriting Agreement to be filed as
Exhibit 1.1 hereto, which provides for indemnification by the underwriters of AOL-LA, our directors and officers who sign the Registration Statement and persons who control AOL-LA, under certain circumstances.

Indemnification of AOL and the Cisneros Group

   Each of our restated certificate of incorporation and the stockholders' agreement between AOL, the Cisneros Group and us provides that we will indemnify AOL and the Cisneros Group to the fullest extent authorized by the Delaware General Corporation Law if we or any of our stockholders or any other person bring an action against AOL or the Cisneros Group seeking damages or other relief based on a breach or alleged breach of a fiduciary or other duty by AOL or the Cisneros Group based on AOL or the Cisneros Group engaging or investing in any business activity, including those that might be similar to and in competition with us, or based on the pursuit by AOL or the Cisneros group of an investment or a business opportunity or prospective economic advantage in which we could have an interest or expectancy. Each of our restated certificate of incorporation and the stockholders' agreement further provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of AOL or the Cisneros Group, to repay all amounts advanced if it is ultimately determined that AOL or Cisneros Group is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our restated certificate of incorporation and the stockholders' agreement authorize AOL or the Cisneros Group to bring an action against us and prescribe what constitutes a defense to such action.

Item 15. Recent Sales of Unregistered Securities.

   In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act as summarized below.

 (a) Issuances of Capital Stock

   On      , 2000, we entered into a contribution agreement with AOL, Riverview
Media Corp., a wholly owned subsidiary of the Cisneros Group, and AOL Latin
America, S.L. under which we will issue     shares of our series B preferred
stock to AOL and     shares of our series C preferred stock to Riverview Media
Corp. and two current executives and one former executive of the Cisneros Group in exchange for their contribution to us of all their interests in AOL Latin America S.L. AOL contributed a royalty free license in exchange for shares of our series B preferred stock. We recorded the value of the license at AOL's historical cost basis, which was zero. The Cisneros Group has agreed to contribute an aggregate amount of $100 million for our series C preferred stock. To date, the Company has received $74.4 million, which was recorded as received.

 (b) Issuance of Warrant

   On       , 2000, we will issue a warrant to AOL to purchase any combination
of      shares of series B preferred stock or class A or class B common stock at a per share exercise price equal to the initial public offering price.

 (c) Grant of Stock Options

   Pursuant to our 2000 Stock Option Plan, immediately prior to the effectiveness of our initial public offering, we will issue options to purchase
an aggregate of     shares of Class A common stock at the initial public
offering price.

   The sale and issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipient of securities in each such transaction represented their intention to acquire the securities for investment only and not with the view to or for the sale in connection with any distribution thereof and appropriate legends will be affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with AOL-LA, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

 Exhibit
 Number                       Description of Exhibit
 -------                      ----------------------
   *1.1  Form of Underwriting Agreement.
   @3.1  Restated Certificate of Incorporation of America Online Latin
         America, Inc. to be effective upon completion of the initial public offering.
   @3.2  Restated By-laws of America Online Latin America, Inc. to be effective upon completion of the initial public offering.
   *4.1  Form of class A Common Stock Certificate.
   *5.1  Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         on the legality of securities being registered.
  @10.1  Form of America Online Latin America, Inc. 2000 Stock Option
         Plan.
 @+10.2  Form of Stockholders' Agreement by and among America Online
         Latin America, Inc., America Online, Inc. and Riverview Media
         Corp., dated as of    , 2000.
  @10.3  Contribution Agreement by and among America Online Latin
         America, Inc., AOL Latin America, S.L., America Online, Inc. and
         Riverview Media Corp., dated as of    , 2000.
  @10.4  Registration Rights Agreement by and among America Online Latin
         America, Inc.,
         America Online, Inc. and Riverview Media Corp., dated as of    ,
         2000.
 @+10.5  Form of AOL License Agreement by and between America Online,
         Inc. and America Online Latin America, Inc., dated as of       ,
         2000.
 @+10.6  Form of AOL Online Services Agreement by and between America
         Online, Inc. and America Online Latin America, Inc., dated as of
               , 2000.
  @10.7  Form of Warrant to be issued by America Online Latin America,
         Inc. to America Online, Inc., dated as of    , 2000.
  *10.8  Letter of employment for Charles M. Herington, dated February
         26, 1999.
  *10.9  Amended and Restated ODC Guarantee Agreement, dated as of
         December 15, 1998.
 @+10.10 Agreement by and between Embratel and AOL Brasil Ltda., dated as of October 18, 1999.
 @+10.11 Agreement by and between Netstream Telecom Ltda. and AOL Brasil
         Ltda., dated as of September 24, 1999.
  +10.12 Form of Amendment to Agreement by and between Embratel and AOL
         Brasil Ltda., dated as of October 18, 1999.
  @21.1  Subsidiaries of America Online Latin America, Inc.
  @23.1  Consent of Ernst & Young LLP.
  *23.2  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         (see Exhibit 5.1)
  @24.1  Powers of Attorney.

--------
* To be filed by amendment.
+ Confidential treatment has been requested for portions of this exhibit. These portions have been omitted and filed separately with the Commission.
@ Previously filed.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sao Paulo, Brazil, on March 31, 2000.

                                          America Online Latin America, Inc.

                                             /s/ Charles M. Herington
                                          By: _________________________________
                                             Charles M. Herington
                                             Chief Executive Officer

   As required by the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----


       /s/ Charles M. Herington        Chief Executive Officer      March 31, 2000
______________________________________  (principal executive
         Charles M. Herington           officer)


                  *                    Chief Financial Officer      March 31, 2000
 ______________________________________  (principal financial and
            Javier Aguirre              accounting officer)

                  *                    Director                     March 31, 2000
 ______________________________________
           Steven I. Bandel

                  *                    Director                     March 31, 2000
 ______________________________________
         Gustavo A. Cisneros

                  *                    Director                     March 31, 2000
 ______________________________________
         Ricardo J. Cisneros

                  *                    Director                     March 31, 2000
 ______________________________________
          Miles R. Gilburne

                  *                    Director                     March 31, 2000
 ______________________________________
           J. Michael Kelly

                  *                    Director                     March 31, 2000
 ______________________________________
            Michael Lynton

                  *                    Director                     March 31, 2000
______________________________________
        Robert S. O'Hara, Jr.

              Signature                          Title                   Date
              ---------                          -----                   ----


                  *                    Director                     March 31, 2000
______________________________________
          Cristina Pieretti


                  *                    Director                     March 31, 2000
 ______________________________________
          Robert W. Pittman

                  *                    Director                     March 31, 2000
______________________________________
          Gerald Sokol, Jr.

* By executing his name hereto, Charles M. Herington is signing this document on behalf of the persons indicated above by the powers of attorney duly executed by these persons and filed with the Securities and Exchange Commission.

      /s/ Charles M. Herington
By: _________________________________
         Charles M. Herington
          (Attorney-in-fact)

                                 EXHIBIT INDEX

 Exhibit
 Number                       Description of Exhibit
 -------                      ----------------------
   *1.1  Form of Underwriting Agreement.
   @3.1  Restated Certificate of Incorporation of America Online Latin
         America, Inc. to be effective upon completion of the initial public offering.
   @3.2  Restated By-laws of America Online Latin America, Inc. to be effective upon completion of the initial public offering.
   *4.1  Form of class A Common Stock Certificate.
   *5.1  Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         on the legality of securities being registered.
  @10.1  Form of America Online Latin America, Inc. 2000 Stock Option
         Plan.
 @+10.2  Form of Stockholders' Agreement by and among America Online
         Latin America, Inc., America Online, Inc. and Riverview Media
         Corp., dated as of    , 2000.
  @10.3  Contribution Agreement by and among America Online Latin
         America, Inc., AOL Latin America, S.L., America Online, Inc. and
         Riverview Media Corp., dated as of    , 2000.
  @10.4  Registration Rights Agreement by and among America Online Latin
         America, Inc.,
         America Online, Inc. and Riverview Media Corp., dated as of    ,
         2000.
 @+10.5  Form of AOL License Agreement by and between America Online,
         Inc. and America Online Latin America, Inc., dated as of       ,
         2000.
 @+10.6  Form of AOL Online Services Agreement by and between America
         Online, Inc. and America Online Latin America, Inc., dated as of
               , 2000.
  @10.7  Form of Warrant to be issued by America Online Latin America,
         Inc. to America Online, Inc., dated as of    , 2000.

  *10.8  Letter of employment for Charles M. Herington, dated February
         26, 1999.

  *10.9 Amended and restated ODC Guarantee Agreement, dated as of December 15, 1998.

 @+10.10 Agreement by and between Embratel and AOL Brasil Ltda., dated as of October 18, 1999.

 @+10.11 Agreement by and between Netstream Telecom Ltda. and AOL Brasil
         Ltda., dated as of September 24, 1999.

  +10.12 Form of Amendment to Agreement by and between Embratel and AOL
         Brasil Ltda., dated as of October 18, 1999.

  @21.1  Subsidiaries of America Online Latin America, Inc.

  @23.1  Consent of Ernst & Young LLP.

  *23.2  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         (see Exhibit 5.1)

  @24.1  Powers of Attorney.

--------
*  To be filed by amendment.
+ Confidential treatment has been requested for portions of this exhibit. These portions have been omitted and filed separately with the Commission.
@ Previously filed.